Exhibit 15.3

KYN CAPITAL GROUP INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

(UNAUDITED)

RESTATED
KYN Capital Group Inc. and Subsidiary
Condensed Consolidated Balance Sheet
As of December 31, 2017 and 2016
(Unaudited)

	December 31, 2017	December 31, 2016

Current Assets:

Cash	$1,583	$352
Prepayment and deposits	–	135,000

Total current assets	1,583	135,352

Plant and equipment, net	12,867	21,949

Total Assets	$14,450	$157,301

Liabilities:

Accounts payables and accrued expenses	$146,149	$211,404
Accrued interest payable - non-related party	84,398	39,187
Accrued interest payable - related party	$18,764	$7,212
Convertible notes - non-related party	445,238	235,258
Convertible notes - related party	117,424	72,116
Note payable, net of debt discount of $1,462	241,038	215,500
Note payable - related parties	53,229	44,929
Contingent liabilities	43,000	43,000
Total current liabilities	1,149,240	868,606

Stockholders' Deficit:
Preferred stock, $.001 par value, 10,000,000 shares authorized, 260,000 shares issued and outstanding as of December 31, 2017 and 2016, respectively	260	260
Common stock, $.001 par value, 190,000,000 shares authorized, 54,011,699 shares issued and outstanding as of December 31, 2017 and 2016, respectively	54,012	54,012
Treasury stock	(3,700)	(3,700)
Additional paid-in capital	161,146	161,146
Common stock to be issued	5,100	–
Retained (deficit)	(1,351,608)	(923,023)
Total stockholders' deficit	(1,134,790)	(711,305)

Total Liabilities and Stockholders' Equity	$14,450	$157,301

The accompanying notes are an integral part of these consolidated financial statements

1

RESTATED
KYN Capital Group Inc. and Subsidiary
Condensed Consolidated Statements of Operations
For the Years Ended December 31, 2017 and 2016
(Unaudited)

	For the Years End
	December 31, 2017	December 31, 2016
Revenue	$–	$–
Cost of revenue	–	–
Gross profit	–	–

Operating expenses:
Automobile expense	–	11,092
Depreciation expense	9,082	9,839
Consulting fees	151,500	88,671
Professional fees	135,000	75,000
Bank service charges	107	238
Rent expense	6,716	9,596
Office help	14,400	14,400
Executive compensation
Payroll taxes
Directors compensation
Other expenses	10,811	11,810
Stock based compensation	–	6,500
Telephone expense	2,558	2,546
Total operating expenses	330,174	229,692

Operating loss	(330,174)	(229,692)

Other expenses:
Interest expense	(94,873)	(45,347)
Amortization of debt discounts	(3,538)	–
Contingent loss	–	(25,388)
Total other expenses	(98,411)	(70,735)

(Loss) before income tax	(428,585)	(300,427)

Income tax expense	–	–

Net (loss)	(428,585)	(300,427)

Net (loss) per share:
Basic and diluted	$(0.01)	$(0.01)

Weighted average number of shares
Basic and diluted	54,011,699	51,155,825

** less than $.01

The accompanying notes are an integral part of these consolidated financial statements

2

RESTATED
KYN Capital Group Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31, 2017 and 2016
(Unaudited)

	For the Years End
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net (loss)	$(428,585)	$(300,427)
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation	9,082	9,839
Stock based compensation	–	6,500
Changes in operating assets and liabilities:
Increase in prepayments and deposits	135,000	(135,000)
Increase in accrued interest payable - related party	11,552	7,212
Increase in accrued interest payable	45,211	12,877
Increase in accounts payable and accrued expenses	(65,254)	39,342
Increase in contingent liabilities	–	43,000
Net cash (used in) operating activities	(292,994)	(316,657)

Cash flows from financing activities:
Proceeds of stock issuance	5,100	–
Convertible note issued for services rendered	255,287	–
Proceeds from note payable - related party	8,300	9,075
Proceeds from note payable	25,538	307,874
Net cash provided by financing activities	294,225	316,949

Net increase in cash and cash equivalents	1,231	292

Cash and cash equivalents at the beginning of the quarter	352	60

Cash and cash equivalents at the end of the quarter	$1,583	$352

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$8,130	$–
Cash paid for income taxes	$–	$–

Non-cash transactions:

The accompanying notes are an integral part of these consolidated financial statements

3

RESTATED
KYN Capital Group Inc. and Subsidiary
Condensed Consolidated Statements of Changes in Stockholders' Deficits
For the Years Ended December 31, 2017 and 2016
(Unaudited)

	Preferred shares		Common Stock		Treasury	Common Stock to be	Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Stock	issued	Capital	Deficits	Total

Balance at December 31, 2015	260,000	$260	47,511,699	$47,512	$(3,700)	$–	$161,146	$(622,596)	$(417,378)

Stock based compensation	–	–	6,500,000	6,500	–	–	–	–	6,500

Net (loss)	–	–	–	–	–	–	–	(300,427)	(300,427)

Balance at December 31, 2016	260,000	$260	54,011,699	$54,012	$(3,700)	$–	$161,146	$(923,023)	$(711,305)

Proceeds from sales of common stock	–	–	–	–	–	100	–	–	100

Common stock issued upon debt financing	–	–	–	–	–	5,000	–	–	5,000

Net (loss)	–	–	–	–	–	–	–	(428,585)	(428,585)

Balance at December 31, 2017	260,000	$260	54,011,699	$54,012	$(3,700)	$5,100	$161,146	$(1,351,608)	$(1,134,790)

4

RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

NOTE 1 – BASIS OF PRESENTATION

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting. All inter-company balances and transactions have been eliminated in consolidation. The Company has adopted a December 31 yearend.

NOTE 2 – ORGANIZATION AND BUSINESS BACKGROUND

KYN Capital Group Inc. (the “Company”) was originally incorporated on November 3, 2004 in the State of Nevada under the name of New Taohuayuan Culture Tourism Co. Ltd, which was an investment holding company. The Company was administratively abandoned and reinstated in March 2015 through a court appointed guardian – Custodian. On March 26, 2015, the Company changed its name to KYN Capital Group Inc. to reflect the acquisition of KYN Capital Group Inc., its operating subsidiary organized and exiting under the laws of the State of Wyoming. The Company’s common shares are quoted on the “Pink Sheets” quotation market under the symbol “KYNC”.

In March 2015, the Board of Directors of the Company approved to issue 260,000 control shares of Convertible Series A Preferred Stock to KYN Capital Interests, Inc., for its services in connection with reorganization of the Company and as consideration for the acquisition of the KYN Capital Group, Inc. subsidiary. Such issuance gave KYN Capital Interests, Inc. a majority of the then issued and outstanding voting power, or 58.13%, of the Company, resulting in a change in control of the Company. KYN Capital Interests, Inc. is also the holder of 47.79% interest of KYN Capital Group Inc., our operating subsidiary organized and exiting under the laws of the State of Wyoming (“KYN SUB”).

On April 9, 2015, the Company entered into a Plan of Exchange with KYN Capital Group Inc., a corporation organized and exiting under the laws of the State of Wyoming (“KYN SUB”), pursuant to which the Company acquired 100% of the Capital Shares of KYN SUB in exchange for an issuance by the Company of 47,500,000 shares of Common Stock to KYN SUB Shareholders, and/or their assigns. The above issuance gave KYN SUB Shareholders and/or their assigns a 'controlling interest' in the Company representing approximately 99.98% of the issued and outstanding shares of the Company’s Common Stock. The Company and KYN SUB were hereby reorganized, such that the Company acquired 100% of the Capital Shares of KYN SUB, and KYN SUB became wholly-owned operating subsidiary of the Company.

The transaction has been accounted for as a reverse acquisition and recapitalization of the Company whereby KYN SUB deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The accompanying consolidated financial statements are in substance those of KYN SUB, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of stock exchange transaction. The Company is deemed to be a continuation of the business of KYN SUB. Accordingly, the accompanying consolidated financial statements include the following:

(1)	The balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the accounting acquiree at historical cost;

(2)	The financial position, results of operations, and cash flows of the accounting acquirer for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquiree from the date of stock exchange transaction.

5

RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

NOTE 2 – ORGANIZATION AND BUSINESS BACKGROUND (CONTINUED)

KYN Capital Group Inc. a Nevada corporation, and KYN Capital Group Inc. a Wyoming corporation, are hereinafter referred to as the “Company”.

The Company, through its wholly-owned subsidiary, is a Capital-Finance Leasing Company, primarily involved in real estate acquisitions, asset-based lending, and equipment-leasing. The Company specializes in acquiring real estate under market value, and the equity that is available for being taken out as capital to be re-invested into, asset-based lending, and equipment-leasing. The Company provides asset-based loans for companies and individuals that provide adequate, and suitable collateral for a loan. The loan amounts range from a minimum of $250,000 to a maximum of, $100 Million+.

NOTE 3 – GOING CONCERN UNCERTAINTIES

These financial statements have been prepared assuming that Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As of December 31, 2017, the Company had an accumulated deficit of $1,325,890. Management has taken certain action and continues to implement changes designed to improve the Company’s financial results and operating cash flows. The actions involve certain - growing strategies, including - expansion of the business model into new markets. Management believes that these actions will enable the Company to improve future profitability and cash flow in its continuing operations through December 31, 2018. As a result, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the Company’s ability to continue as a going concern.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivables, inventories, income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from these estimates.

Basis of consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiary, KYN Capital Group Inc. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

6

RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less as cash equivalents. As of December 31, 2017, the Company did not have cash or cash equivalent balances in excess of the federally insured amounts, respectively. The Company’s policy is to invest excess funds in only well capitalized financial institutions.

Fixed assets

Fixed assets are carried at cost. Depreciation is computed using the straight-line method of depreciation over the assets estimated useful lives. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in income.

Fair value for financial assets and financial liabilities

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as accounts payable and accrued expenses approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a nonrecurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at December 31, 2017 nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the year ended December 31, 2017.

7

RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock based compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification 718 “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options and warrants. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Equity instruments issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification 505, Equity Based Payments to Non-Employees. In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

Income taxes

Income taxes are determined in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

8

RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

For the year ended December 31, 2017, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2017, the Company did not have any significant unrecognized uncertain tax positions.

Net loss per share

The Company reports earnings (loss) per share in accordance with FASB Accounting Standards Codification 260 “Earnings per Share” (“ASC 260”). This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the earnings (loss) per share computations. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Therefore, no diluted loss per share figure is presented. There were no adjustments required to net loss for the periods presented in the computation of basic loss per share.

The Company has not issued any options or warrants or similar securities since inception.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

9

RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Subsequent events

The Company adopted FASB Accounting Standards Codification 855 “Subsequent Events” (“ASC 855”) to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued.

Recently issued accounting standards

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2017-12, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

NOTE 5 – FIXED ASSETS

The Company had fixed assets of $12,867 and $21,949 as of December 31, 2017 and 2016, respectively, consisting of the following:

	December 31, 2017	December 31, 2016
Furniture and equipment	$45,412	$45,412
Accumulated Depreciation	(32,545)	(23,463)
Net	$12,867	$21,949

The Company had deprecation expenses of $9,082 and $9,840 for the years ended December 31, 2017 and 2016, respectively.

NOTE 6 – NOTES PAYABLE

As of December 31, 2017, the Company had note payable totaled $242,500 due to various third parties. Except for a principal of $500 without any agreement, the details of remaining balance of $242,000 was set forth as follows:

1.	$200,000 due on February 27, 2016 with interest at a rate of 12.99% per annum, which was increased to 14.99% per annum due to in default. The Note was originally entered into by and between the Note Holder and a non-related party of the Company on February 27, 2015 for the purpose of procuring financing for the benefit of, and use by the Company, which was assumed by the Company subsequently. For the year ended December 31, 2017, the Company recorded interest expenses related to this Note in amount of $32,590 and paid interest of $4,330 in cash. The Note was in default as of the date of this report. The assumption agreement required that if the company was in default for the payment of the 14.99% interest, such interest may be converted into a demand Note at a 10% interest rate. The unpaid interest for the year ended December 31, 2015 in the amount of $25,258 was converted into a note 0n January 2, 2016. Interest recorded on this Note for the year ending December 2016 was $2,526. The unpaid interest for the year ended December 31, 2016 in the amount of $29,998 was converted into a note on January 2, 2017. Interest recorded on these Notes was $5,524 and related accrued interest of $8,050

10

RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

NOTE 6 – NOTES PAYABLE (CONTINUED)

2.	$10,000 due on demand with interest at a rate of 7.65% per annum. For the year ended December 31, 2017, the Company recorded interest expenses related to this Note in amount of $765. The accrued interest was $2,149 as of December 31, 2017.

3.	$5,000 due on demand with interest at a rate of 11.50% per annum. For the year ended December 31, 2017, the Company recorded interest expenses related to this Note in amount of $575. The accrued interest was $1,581 as of December 31, 2017.

4.	$15,000 due on June 30, 2018 with interest at a rate of 6% per month. The unpaid principal and additional accrued interest shall be payable in full on June 30, 2018. The Note commenced on July 30, 2017, the Company recorded interest expenses related to this Note in amount of $4,500 representing 5-month interest up to December 31, 2017, of which $1,800 was deducted from the proceeds. The accrued interest was $2,700 as of December 31, 2017.

5.	$12,000 due on January 31, 2018 with total interest of $2,000 deducted from the proceeds. The Note commenced on October 17, 2017. Pursuant to the Agreement, the unpaid principal after January 31, 2018 (the “Due Date”) should be accrued interest at a rate of 2% per month until paid. In addition, the Company agreed to issue the note holder 25,000 shares of Common Stock of the Company upon signing the Agreement, resulting in a debt discount of $5,000 in connection with this Note, which will be amortized over the life time of this Note starting from October 17, 2017. Accordingly, the Company recorded interest expense related to this Note in amount of $2,000 and amortization of debt discount in amount of $3,538 during the year ended December 31, 2017. The accrued interest was $0 and unamortized debt discount was $1,462 as of December 31, 2017. As of the date of this report, the Note was in default and the 25,000 shares of Common Stock were not issued.

NOTE 7 – NOTES PAYABLE – RELATED PARTY

1.	As of December 31, 2017, the Company had notes payable to related parties in amount of $53,229, of which $44,229 was payable to Clem A Yeboah, President of the Company, $500 was payable to Kingsley Sackey, Director of the Company and $8,500 was payable to Jude Alfonso, Director of the Company. The proceeds from the Notes were for the Company’s daily operations including but not limited to, supplies, telephone, staff compensation, rent, website development and others. The Notes were not evidenced by promissory notes, but rather were oral agreements between the related parties and the Company, except for $7,000 payable to Jude Alfonso, the loan agreement of which was entered into on July 20, 2017. Pursuant to the Agreement, The $7,000 had no interest through September 30, 2017. The unpaid principal after June 30, 2018 (the “Due Date”) should be accrued interest at a rate of 2% per month until paid. Any unpaid principal and additional accrued interest shall be payable in full on the Due Date. In addition, the Company agreed to issue 50,000 shares of Common Stock of the Company for a cash payment of $100 by Jude Alfonso. The cash of $100 was received by the Company and recorded as common stock to be issued as of December 31, 2017.

11

RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

NOTE 8 – CONVERTIBLE NOTES PAYABLE - NON-RELATED PARTY

1.	On August 2, 2016, the Company entered into a 12% convertible promissory note with an unrelated party for services rendered in principal amount of $30,000. The Note bore interest at twelve percent per annum, matured on August 2, 2017. The Note was in default and the interest was accrued at a default interest rate of 18% per annum after August 2, 2017. The Note was convertible into common shares of the Company at a conversion price equal to 50% of the average of the lowest 3 closing bid prices within 10 business days prior to “Notice of Conversion”. Since there was no trading volume of the Company’s common stock and the Note was not able to be readily converted into cash, the Company believed there was no derivative liability related to the Note. For the year ended December 31, 2017, the Company recorded interest expenses related to the Note in amount of $4,365, which was included in accrued interest payable as of December 31, 2017. The accrued interest was $5,865 as of December 31, 2017.

2.	On October 2, 2016, the Company entered into two 12% convertible promissory notes with two unrelated parties for services rendered in principal amount of $60,000 and $120,000, respectively. Both Notes bore interest at twelve percent per annum, matured on October 2, 2017. The Notes were in default and the interest was accrued at a default interest rate of 18% per annum after October 2, 2017. The Notes were convertible into common shares of the Company at a conversion price equal to 50% of the average of the lowest 3 closing bid prices within 10 business days prior to “Notice of Conversion”. Since there was no trading volume of the Company’s common stock and both Notes were not able to be readily converted into cash, the Company believed there was no derivative liability related to both Notes. For the year ended December 31, 2017, the Company recorded interest expenses related to these 2 Notes in amount of $24,300, which was included in accrued interest payable as of December 31, 2017. The accrued interest was $29,700 as of December 31, 2017.

3.	On April 20, 2017, the Company entered into a 12% convertible promissory note with an unrelated party for services rendered in principal amount of $40,000. The Note bore interest at twelve percent per annum, matured on May 20, 2018, and was convertible into common shares of the Company at a conversion price equal to 50% of the average of the lowest 3 closing bid prices within 10 business days prior to “Notice of Conversion”. Since there was no trading volume of the Company’s common stock and the Note was not able to be readily converted into cash, the Company believed there was no derivative liability related to the Note. For the year ended December 31, 2017, the Company recorded interest expenses related to the Note in amount of $3,400, which was included in accrued interest payable as of December 31, 2017. The accrued interest was $3,400 as of December 31, 2017.

4.	On January 10, 2017, the company signed a consulting agreement with Anything Media Inc., an unrelated party. Under this agreement, the Company was required to pay an upfront fee of $140,000. This was paid by the issuance of a convertible Note bearing no interest and maturing on January 10, 2018.

12

RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

5.	As discussed in Note 6 – Notes Payable paragraph 1, the Company assumed a $200,000 Note the assumption agreement of which provided that if the company was in default for the payment of the 14.99% interest, such interest may be converted into a demand Note at a 10% interest rate. The unpaid interest for the year ended December 31, 2015 in the amount of $25,258 was converted into a note 0n January 2, 2016. Interest recorded on this Note for the year ending December 2016 was $2,526. The unpaid interest for the year ended December 31, 2016 in the amount of $29,998 was converted into a note on January 2, 2017. Interest recorded on these Notes was $5,524 and related accrued interest of $8,050

6.	On August 3, 2017, the Company entered into a Services Agreement (the “Agreement”) with LQD Ventures, LLC, a Delaware Limited Liability Company d/b/a Minivest.com, an unrelated entity (“Minivest”), pursuant to which Minivest shall serve as a business advisor and online marketing platform to the Company in exchange for a 10% convertible promissory note of $100,000 (the “Note”). The Note was due on August 3, 2018 and convertible into the shares of Common Stock of the Company at a price of $0.0001 per share. LQD Ventures, LLC did not perform any of its obligations under the Agreement, and the parties agreed on March 19, 2019 to vacate the agreement without any detrimental impact on either party. Accordingly, in this restatement of the financials, the effects of the Agreement and the attendant Note have been eliminated.

NOTE 9 – CONVERTIBLE NOTES PAYABLE – RELATED PARTY

On January 2, 2016, and 2017, $72,116 and $43,408 respectively, in unreimbursed expenses for Clem Yeboah were converted into Notes on basis of which $11,552 was recognized as interest for the year ending December 31, 2017. The related accrued interest payable was $18,764. The cumulative total of the Notes was $117,424 at December 31, 2017. The company’s employment agreement with Clem Yeboah, the President of the Company, permits that at the end of each year, unreimbursed expenses may be converted into a Note 10% Note.

NOTE 10 – NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2017 and 2016, respectively:

	December 31, 2017	December 31, 2016
Numerator:
- Net (loss)	$(428,585)	$(300,427)
Denominator:
- Weighted average shares outstanding – basic and diluted	54,011,699	51,155,825
Net loss per share - basic and diluted	$(0.01)	$(0.01)

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RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

NOTE 11 – CAPITAL STRUCTURE

The Company filed an Amendment to Articles of Incorporation to increase its Capital Stock, $.001 par value, from 60,000,000 shares to 200,000,000 shares, $.001 par value, including authorized common stock of 190,000,000 shares, $.001 par value, and authorized preferred stock of 10,000,000 shares, $.001 par value. Out of the 10,000,000 shares of preferred stock, 260,000 shares were further designated as Convertible Series A Preferred Stock, each share of which has a conversion ratio of 1:100 and is entitled to one hundred vote on any and all matters considered and voted upon by the Corporation's Common Stock, and 3,000,000 shares were further designated as Series B Preferred Stock without conversion and voting right. As of December 31, 2017, the Company had 54,011,699 shares of Common Stock and 260,000 shares of Convertible Series A Preferred Stock issued and outstanding. There was no Series B Preferred Shares issued and outstanding.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

The Company has a month-to-month arrangement for the use of space.

For the years ended December 31, 2017 and 2016, rent expense was $6,716 and $9,596, respectively.

NOTE 13 – CONTINGENT LIABILITIES

As of December 31, 2017, the Company had contingent liabilities of $43,000 due to the lawsuits set forth below.

On June 9, 2015, the Company was served with a Summons and Complaint entitled "ATAX New York LLC vs. KYN Capital Group Inc.", pursuant to which ATAX New York LLC, the creditor of the Company, alleged that he was owed $25,000 by the Company, representing the indebtednesses purchased, plus interest, cost, disbursements and attorney’s fees. The Company has been in negotiations with ATAX New York LLC, and has reached an agreement as to repayment schedule.

On July 31, 2015, the Company was served with a Summons and Complaint entitled "Williams Holding Corporation vs. KYN Capital Group Inc.", pursuant to which Williams Holding Corporation, the creditor of the Company, alleged that he was owed $18,000 by the Company, plus cost, pre-judgement interest and for such other and further relief the Court deems just and proper. The Company has been in negotiations with Williams Holding Corporation, but has not yet reached an agreement as to repayment schedule as of the date of this report.

NOTE 15 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to December 31, 2017 to the date these financial statements were issued. The Company has the following material subsequent events to disclose in these financial statements.

On March 26, 2018, the Company’s offering statement on Form 1-A was approved by the Securities and Exchange Commission, pursuant to which 3,000,000,000 shares of common stock were offered to sell at $0.001 per share. Pursuant to this Regulation A offering, as of February 22, 2018, the Company issued 10,750,000 shares of Common Stock in exchange for cash proceeds of $10,750. Further, the company converted all of the 260,000 Series A Preferred Stock into 26,000,000 common stock and in addition, converted $1,019,996.49 of Convertible Notes into 1,019,996,490 of common stock.

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RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

NOTE 15 – SUBSEQUENT EVENTS (CONTINUED)

On January 31, 2019, the Board of Directors unanimously consented to the cancellation of all Regulation A shares used in paying off Notes owed to Directors/Affiliates. The Company had previously engaged the services of Lotus Law & Hub LLC (“Lotus Law”) to review its activities with regards to the Company’s Regulation A Offering, which was qualified on March 26, 2018, and any other matters related to the sale of the shares. Lotus Law determined that the proper protocols were not followed in the issuance of the Notes which were later retired with the issuance of Regulation A Shares. Additionally, The Board consented to also cancel cash remuneration to the Officers and Directors that have been accrued in the books. These financials have been restated to reflect the effect of cancellation of such cash remuneration accrued in the books, and all 1,019,996,490 Regulation A shares issued to Directors and affiliates in 2018.

On October 11, 2018, the Company signed a substantive agreement to acquire one hundred percent interest in Algae World Inc. (a Delaware Corporation) and its subsidiaries. Algae World Inc.’s primary business is to grow and market various forms of algae. It is also developing various algae-based products, including food products, biomass fuel, and textile products.

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RESTATED
KYN CAPITAL GROUP INC. AND SUBSIDIARY
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2017

I, Clem Yeboah, certify that:

1.    I have reviewed the RESTATED consolidated Financial Statements for the year ended December 31, 2017 of KYN Capital Group Inc. and subsidiary.

2.    Based on my knowledge, the financial statements, and other financial information included or incorporated by reference hereto, fairly present in all material respects the financial condition, results of operations and cash flows of the issuer as of, and for, the periods presented hereto.

Date: February 15, 2019

/s/: Clem Yeboah
Clem Yeboah

President

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